Exhibit 99.1

Meta Materials Announces Workforce Reduction

HALIFAX, NS / ACCESSWIRE / May 3, 2024 / Meta Materials Inc. (the “Company” or “META”) (Nasdaq: MMAT), an advanced materials and nanotechnology company, today announced that the Company’s Board of Directors approved a workforce reduction of approximately 80% of its employees, which is expected to be completed over the next few weeks. This difficult decision is in response to challenges associated with liquidity and securing additional financing.

The Company continues to evaluate all available strategic alternatives including, but not limited to, the divestiture of assets, additional financing security and/or the sale of the Company. While all efforts are being expended in this pursuit, no assurances can be made currently regarding the outcome. Without an influx of cash to support operations, the Company faces financial hardship that may result in shuttering facilities and/or bankruptcy proceedings.

About Meta Materials Inc.

Meta Materials Inc. (META) is an advanced materials and nanotechnology company. We develop new products and technologies using innovative sustainable science. Advanced materials can improve everyday products that surround us, making them smarter and more sustainable. META® technology platforms enable global brands to develop new products to improve performance for customers in aerospace and defense, consumer electronics, 5G communications, batteries, authentication, automotive and clean energy. Learn more at www.metamaterial.com.

Media and Investor Inquiries

Rob Stone
Vice President, Corporate Development and Communications
Meta Materials Inc.

media@metamaterial.com

ir@metamaterial.com

Forward Looking Information

This press release includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, statements with respect to the costs associated with the workforce reduction, the expected timing of implementing and completing the workforce reduction, and the Company’s review and evaluation of potential strategic alternatives. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company. For a discussion of these risks and uncertainties, and other important factors, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent filings with the Securities and Exchange Commission (“SEC”), as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the SEC. Forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.